Exhibit 10.2.5

Calpine Corporation U.S. Severance Program

Purpose

The purpose of the Calpine Corporation U.S. Severance Program (“Program”) is to provide regular U.S. employees who are laid-off as a result of a reduction in workforce or restructuring activities (“Qualifying Event”) in Calpine Corporation, and all its U.S. subsidiaries (collectively “the Company”), with severance benefits in order to assist them with the transition out of the Company. This Program is intended to be an “employee welfare benefit plan” as defined in ERISA. The Program is not intended to be a pension plan under section 3(2)(A) of ERISA and shall be maintained and administered so as not to be such a plan.

Eligibility

Subject to the noted exceptions below, a regular employee who has been terminated due to a Qualifying Event will be eligible for severance benefits. Exceptions to eligibility include employees with a written employment agreement, employees currently on an unpaid personal leave of absence for longer than ninety (90) days duration, employees refusing a substantially equivalent position in the same geographic area within Calpine (including an offer of such a position with a third party as the result of a divestiture/sale transaction) and those employees specifically excluded as outlined in their employment offers. Eligibility for the benefits under this Program is determined by the Company, in its sole discretion, that the employee’s termination is not caused by any other reason other than a Qualifying Event, including, but not limited to resignation for any reason (even if the employee felt compelled to resign), retirement, death, disability, or discharge for deficient performance or misconduct.

An employee who has been terminated due to a Qualifying Event will be entitled to benefits under the Program so long as the employee satisfies the Company’s requests (in its sole discretion), such as aiding in the location of files, preparing accounting records, returning all Company property in the employee’s possession, or repaying any amounts the employee owes the Company. Employees notified of lay-off shall not be eligible to participate in the Company’s disability programs or paid time off programs.

SVPs and above are subject to the Calpine Corporation Change in Control and Severance Benefits Plan and not this Program.

Termination and Payment Procedures

Employment will terminate on the date an employee is laid off. Notice of termination will be provided to the employee prior to the layoff date, when reasonably possible. An affected employee will be eligible to receive severance as outlined in the table below.

August 2009

August 2009

Eligible employees will receive severance pay in the form of base salary continuation. Base salary continuation shall commence within one to two pay periods following the seven (7) day revocation period outlined in the severance agreement and release (enclosed herewith). Should an employee choose not to sign the severance agreement and release, or timely revoke the signed agreement, such employee will not be eligible for any severance payment or benefits.

SEVERANCE BENEFITS

Eligible employees, whom the Plan Administrator, in its sole discretion, determines have satisfied all of the Program requirements for severance benefits will receive severance pay and a choice of either outplacement services or benefits continuation, all as described below.

Severance Pay

Severance pay under this Program shall be the amount of salary continuance the employee is eligible to receive as outlined in the table below (less applicable withholdings). The rate of severance salary continuance will be set at the employee’s established base pay rate as of the employee’s notification of lay-off date.

The Choice of Outplacement Services or Benefits Premium Subsidy

Employees will have the choice between outplacement services or the Company’s subsidized benefits continuation. Employees will indicate their choice where appropriate on the release of claims form included with their severance package. An outline of the two options is provided below1:

Employee Level	Salary Continuation	Benefits Continuation Option	or	Outplacement Option

VPs	26 weeks base salary continuation	26 weeks benefits continuation	or	20 hours of Home Based Transition services

Directors and Managers	17 weeks base salary continuation	17 weeks benefits continuation	or	16 hours of Home Based Transition services

All Others	2 weeks per full year of service (based on service date)[2] with a minimum of 4 weeks and up to a maximum of 12 weeks base salary continuation	12 weeks benefits continuation	or	12 hours of Home Based Transition services

[1]	If an employee finds external employment and is eligible to receive benefits during the employee’s salary continuation period, the employee must notify the Company. Benefits continuation and outplacement services shall terminate as of the employee’s benefits eligibility date with the external employer. Salary continuation is not affected by procurement of external employment.

[2]	Service date is measured from an employee’s hire date or service date (e.g. the former practice of granting service credit to temporary employees converted to regular full-time or acquired employees).

August 2009

If Company rehires an employee during the period of severance salary continuance, any outstanding balance payout would cease and the employee would be placed back on active pay status.

Group Health Benefits Continuation Option

The period of time outlined for benefits continuation (see table above) will commence on the day following the employee’s layoff date. If COBRA is elected by the employee, the Company will pay COBRA premiums for the employee and the employee’s covered dependents for the period specified under “Benefits Continuation Option” in the table above and pursuant to plan administration procedures. COBRA eligibility commences on the first day of the month following the month in which an employee is terminated. The health benefits coverage available under COBRA provides employees and their covered dependents with the option to select continued participation in the Company’s medical, dental and vision plans and to continue the services of Calpine’s Employee Assistance Program (EAP) and, optionally, the Health Care Flexible Spending Plan (on an after-tax basis). The period of time the Company pays for COBRA benefits does not extend the employee’s standard benefits continuation under COBRA regulations. Calpine’s contribution toward your continued medical coverage may be taxable in the year received. Additional information regarding COBRA will be provided under separate cover.

Plan Administration

The Company is the Plan Administrator and is a named fiduciary, within the meaning of ERISA §§3(16)(A) and 402. The Plan Administrator shall have full discretionary authority to administer and interpret the Program, including discretionary authority to determine eligibility for participation and for benefits under the terms of the Program. The Plan Administrator’s duties under the Program, which shall be carried out through its officers and employees, acting on behalf of and in the name of the Company in their capacities as officers and employees and not as individual fiduciaries, shall include the following:

A. Benefit Determinations. The Plan Administrator shall have the final discretionary authority in determining claims for severance benefits including, but not limited to, determining eligibility to participate, determining whether and to what extent severance benefits are provided by the Program and authorizing payment of benefits.

B. Appointments. The Plan Administrator shall engage individuals or entities to perform such legal, actuarial, accounting and other professional and clerical services as may be necessary or proper, and to terminate the services of these individuals or entities upon such notice as the Plan Administrator, in its sole discretion, deems reasonable and prudent.

C. Rules. The Plan Administrator shall make and publish such rules for administration of the Program as are deemed necessary or appropriate.

D. Reports. The Plan Administrator shall supply information and reports to the Internal Revenue Service, Department of Labor and eligible employees, including the filing of annual reports, and the furnishing summary plan descriptions.

August 2009

E. Corrections. The Plan Administrator shall correct any error or miscalculation, to the extent practical.

F. Claims Procedure. The Plan Administrator shall participate in the claims procedure for severance benefits described below.

G. Compliance with Applicable Laws. The Plan Administrator shall have final discretionary authority in determining claims for violation of applicable employment laws, specifically including federal state or local laws applicable laws prohibiting discrimination on the basis of race, color, religion, sex, sexual orientation, age, national origin, marital status or physical or mental disability unrelated in nature and extent so as to reasonably preclude the performance of employment.

Binding Effect of Determinations. Any final determination by a named fiduciary or its delegate will be binding and conclusive upon all persons.

Drafting Errors. If, due to errors in drafting, any Program provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Program fiduciaries in a fashion consistent with its intent, as determined in the sole discretion of the Plan Administrator. The Plan Administrator shall amend the Program retroactively to cure any such ambiguity.

Fiduciary Disclosure Authority. No Program fiduciary shall have the authority to answer questions about any pending or final business decision of the Company or any affiliate that has not been officially announced, to make disclosures about such matters, or even to discuss them, and no person shall rely on any unauthorized, unofficial disclosure. Thus, before a decision is officially announced, no fiduciary is authorized to tell any person, for example, that he or she will or will not be laid off or that the Company will or will not offer exit incentives in the future. Nothing in this subsection shall preclude any fiduciary from fully participating in the consideration, making, or official announcement of any business decision.

Amendment And Termination

The Program may be amended or terminated at any time, in the sole discretion of the Company, as plan sponsor, by a written instrument signed by an authorized Company employee

Claims Procedures

Claims Regarding Eligibility to Participate and Payment of Severance Benefits. All claims relating to an individual’s eligibility to participate in the Program, the payment of severance benefits or a violation of applicable laws shall be handled in accordance with this section.

In general, eligible employees shall receive severance benefits after returning an executed severance agreement and release in a form and at a time acceptable to the Plan Administrator. Any other individual claiming eligibility to participate in the Program or having a claim

August 2009

regarding a severance benefit or violation of applicable laws must complete and file a claim or an application for benefits with the Plan Administrator pursuant to procedures established by the Plan Administrator. Pursuant to its discretionary authority to administer and interpret the Program and to determine eligibility for benefits under the terms of the Program, the Plan Administrator will review all claims and applications for severance benefits.

If any such claim is wholly or partially denied, Plan Administrator will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Program provisions on which the denial is based, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for appeal. Such notification will be given within ninety (90) days after the claim is received by Plan Administrator (or within one hundred eighty (180) days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial ninety (90) day period).

Within sixty (60) days after the date on which a person receives a written notice of a denied claim, such person (or his or her duly authorized representative) may file a written request with Plan Administrator for an appeal of his denied claim and of pertinent documents. The request should include:

•	A description of the claim sufficient to identify the claim;

•	A summary of all the reasons why the person believes the benefits should be paid, including any documents, records or other information relating to or that support the claim; and

•	Any issues or comments that the person thinks are pertinent to the claim.

During the time limit for requesting an appeal, upon request and free of charge, the person will be given reasonable access to, and copies of, all documents, records and other information (other than legally or medically privileged documents) relevant to the claim for benefits.

The Plan Administrator will notify such person of its decision in writing. The decision on appeal will be made within sixty (60) days after the request for an appeal is received by Plan Administrator (or within one hundred twenty (120) days, if special circumstances require an extension of time for processing the request, such as an election by Plan Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial sixty (60) day period). If the original denial is upheld in whole or in part, the notification contain specific reasons for the decision as well as specific references to pertinent Program provisions on which the denial is based. It will also contain a statement that the person will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information (other than legally or medically privileged documents) relevant to the claim for benefits, and a statement describing any voluntary appeal procedures offered by the Program and the right to bring an action under Section 502(a) of ERISA following an adverse determination after completion of all levels of appeal required by the Program.

August 2009

Time Limits. All claims for Plan severance benefits must be filed no later than one year following the date on which an individual ceased to be an employee. Any claim not made within the applicable time limit shall be waived.

Exhaustion of Remedies. Any claimant must exhaust these claims procedures prior to pursuing any other remedy.

ERISA Rights

ERISA ADMINISTRATIVE FACTS AND STATEMENT OF ERISA RIGHTS

Name of Plan:	Calpine Corporation U.S. Severance Program

Plan Number:	510

Type of Plan:	Welfare plan providing severance benefits. This plan is subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), and is intended to comply with all other applicable federal and state laws.

Plan Year:	January 1 through December 31

Plan Sponsor:	Calpine Corporation 4160 Dublin Boulevard Suite 100 Dublin, CA 94568

EIN:	77-0212977

Plan Administrator and Agent for Legal Process:	Calpine Corporation c/o Director of Human Resources

Source of Contributions:	Benefits are paid from Employer assets.

Benefit Payment:	Benefit payments are administered in accordance with the provisions of the Plan.

Funding Medium:	Benefits are self-funded by Calpine Corporation

Trustee:	None

Type of Administration:	The Program will be administered by the plan sponsor for the exclusive purpose of providing to participants severance benefits in accordance with the provisions of the Program.

August 2009

The following statement of ERISA rights is required by federal law and regulation:

As a participant in the Calpine Corporation U.S. Severance Program, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants will be entitled to:

Receive Information About Your Plan and Benefits

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Examine, without charge, at the plan administrator’s office and at other specified locations, all documents governing the plan, including a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

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Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan, including updated summary plan description. The administrator may make a reasonable charge for the copies.

•	Receive a summary of the plan’s annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

August 2009

Assistance with Your Questions

If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Relation to Other Calpine Programs

The amount and duration of severance benefits payable to employees shall be determined exclusively under this Program, and no employee shall be entitled to any severance benefits except as specifically authorized by this Program or as provided in a written employment agreement. The Company shall have no responsibility to provide any benefits in excess of amounts described in this Program.

In general, an eligible employee’s participation in any other program or arrangement will terminate in accordance with the terms of the individual program or arrangement. Solely for the purpose of information and clarification, but without incorporating any other benefits into this Program, the Company maintains the following additional programs or arrangements, and the terms of each individual programs or arrangement listed below (and not this Program) will govern the impact of a lay-off. No inference should be drawn about the impact of any lay-off on any arrangement not listed below.

Annual Bonus (CIP)

Employees notified of lay-off prior to an annual bonus pay-out date, will not be eligible to receive an annual bonus, full or prorated, for the prior or current year under the Calpine Incentive Plan (CIP) or any other incentive plans.

Cash-Out of Accrued, But Unused Vacation Hours

Pre-petition vacation hours not used as of your date of separation will be cashed out upon termination. Post-petition vacation hours accrued and not used as of your date of separation will be cashed upon termination. See the Calpine Vacation Policy revised January 1, 2009 for more details.

The term “pre-petition” refers to the period prior to Calpine’s filing for Chapter 11 bankruptcy protection on December 20, 2005. The term “post-petition” refers to the period after Calpine’s filing for Chapter 11 bankruptcy protection on December 20, 2005.

August 2009

Stock Options/Restricted Stock

On the termination date, all vesting of stock options and restricted stock will stop. Employees will have up to three (3) months after the termination date to exercise any vested options.

Service Anniversary Awards

Employees with an anniversary date prior to the date they are notified of lay-off will be eligible to receive their service anniversary award.

On-Going Education Reimbursement

Employees who are currently enrolled in Calpine’s Education Reimbursement Program will continue to be reimbursed for courses for which they have already received approval (and have already began attending) before their termination date. This applies only to coursework in progress (reimbursement will not be given for coursework started after employee’s termination date, even if approval for it was received prior to termination date). Tuition previously reimbursed by the Company will not be subject to the payback provision in the event of a reduction in workforce.

Scholarship Program

The Company will honor any current year scholarships awarded to the children of employees being terminated due to lay-off.

Relocation

The Company will honor expenses associated with an employee’s current/in-process relocation process. Relocation assistance previously paid by the Company will not be subject to the payback provision in the event of a reduction in workforce.